Exhibit 99.1
CanArgo Energy Corporation
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
$13 Million Convertible Financing Announced
January 23, 2006 — New York, New York, USA — CanArgo Energy Corporation (AMEX:CNR; OSE: CNR) (“CanArgo”) today announced an agreement in principle on a $13 million private placement of subordinated convertible guaranteed loan notes (the “Notes”) with a small group of accredited investors (“Noteholders”). This transaction is subject to and conditional upon applicable waivers by CanArgo’s Senior Secured Noteholders (“Senior Noteholders”), receipt of all appropriate regulatory approvals, if any, and subject to preparation, execution and delivery of mutually acceptable definitive documentation. Closing of the transaction is expected by mid-February or as soon as all conditions to closing have been satisfied or waived.
The Notes will be convertible in whole or in part into CanArgo common stock at a price of $1.37 per share (based on the closing price of CanArgo common stock on the American Stock Exchange on January 20, 2006), subject to certain anti-dilution adjustments, and will mature on September 01, 2009. Subject to the consent of the Senior Noteholders, CanArgo may call the Notes from March 01, 2007 at an initial price of 105% of par, declining 1% every six months. Interest will be payable in cash at 3% per annum until December 31, 2006, 10% per annum thereafter. The Notes will be subordinated to CanArgo’s existing issue of Senior Secured Notes and guaranteed on a subordinated basis by CanArgo’s material subsidiaries.
The proceeds are to be used to fund the development of the Kyzyloi Gas Field in the Republic of Kazakhstan and on the commitment exploration programs in Kazakhstan through Tethys Petroleum Investments Limited (“Tethys”), the wholly owned subsidiary of CanArgo which holds CanArgo’s Kazakhstan assets.
The Noteholders will have the right (as an alternative) for a period of one year from closing (or until the consent of the Senior Noteholders is obtained), to convert the Notes into a 25% equity interest in Tethys. At the time of any Tethys conversion any further advances (in excess of the $13 million) from CanArgo to Tethys may be, at CanArgo’s discretion, either repaid, or converted into Tethys equity based on a valuation of $52 million, with the Noteholders having the ability to maintain their equity position by providing further funding on a pro-rata basis.

In addition, CanArgo will issue to the Noteholders 13 million warrants to purchase CanArgo common stock exercisable at $1.37 and expiring two years from the closing of the transaction. The expiration date of these warrants may be accelerated at CanArgo’s option in the event that the Manavi M12 appraisal well in the Republic of Georgia (which is currently being drilled) indicates, by way of an independent engineering report, sustainable production potential, if developed, in excess of 7,500 barrels of oil per day. The accelerated expiration will be 30 days after notice to the Noteholders.
Dr David Robson, CEO of CanArgo, commented, “These funds will go directly into our Kazakhstan assets allowing us to progress the current development program on the Kyzyloi Field and install the infrastructure necessary to achieve first gas and generate cash flow. We look forward to further progressing the Kazakhstan projects which we believe offer good long term value with significant upside.”
CanArgo intends to file a registration statement with the SEC in respect of the conversion stock and warrants.
CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in the Republic of Georgia and Kazakhstan.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
A registration statement relating to a proposed secondary offering of shares of the Company’s common stock has been filed with the United States Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

For more information please contact:
CANARGO ENERGY CORPORATION
Julian Hammond, Investor Relations Manager
Tel: +44 7740 576 139
Fax: +44 1481 729 982
e-mail: info@canargo.com
NORWAY
Regina Jarstein
Gambit H&K AS
Tel: +47 2204 8206
USA
Michael Wachs
CEOcast.com
Tel: +1 212 732 4300